Exhibit 99.1

AMERICAN APPAREL, INC. REPORTS SECOND QUARTER 2013 FINANCIAL RESULTS AND UPDATESOUTLOOK FOR FULL YEAR 2013

LOS ANGELES, August 12, 2013 - American Apparel, Inc. (NYSE MKT: APP), a vertically integrated manufacturer, distributor, and retailer of branded fashion-basic apparel, announced financial results for its second quarter ended June 30, 2013.
Financial Performance Highlights for the Second Quarter 2013

•	Net sales increased 9% to $162.2 million on a 7% increase in comparable store sales and a 16% increase in wholesale net sales

•	Adjusted EBITDA improved by $0.3 million to $7.9 million from $7.6 million in the second quarter 2012

•	The Company is updating its 2013 Adjusted EBITDA outlook to a range of $46 million to $51 million
John Luttrell, Chief Financial Officer of American Apparel, Inc. stated, “Today we reported Adjusted EBITDA of $7.9 million vs. $7.6 million reported in the second quarter of 2012. We saw a healthy increase in sales across all three business channels, but our second quarter Adjusted EBITDA performance was negatively affected by approximately $2.9 million of costs associated with the transition to a new distribution center and other performance measures we took to improve our distribution operations (see “Changes in Supply Chain Operations”). As a result, we have adjusted our outlook for the year to reflect these factors and now estimate Adjusted EBITDA to be in the range of $46 million to $51 million as compared to our prior estimate of $47 million to $54 million.”
Dov Charney, Chairman and CEO of American Apparel, Inc. stated: “We are pleased with the continued strong sales performance in all three business channels, particularly in light of the sales we believe we lost as a result of the supply chain issues we faced this quarter. We are, however, executing at the store level and in our manufacturing facility, and customer demand of our offering remains strong. While the transition to a new distribution center and other supply chain initiatives negatively impacted the quarter, we are committed to making the necessary investments to reduce costs and improve our operating efficiency over the longer-term. These initiatives will strengthen our supply chain and better position us to achieve our long-term objective of a double-digit EBITDA margin. Finally, for the first week of August we have seen positive comparable store sales momentum in our stores.”
Changes in Supply Chain Operation
During the second quarter, we implemented several supply chain initiatives designed to reduce costs and improve distribution over the longer-term. These initiatives include the following: i) we are currently in the process of transitioning our distribution activities to an automated facility located in La Mirada, California,
ii) we closed our distribution center in Montreal, Canada and, iii) we closed an ancillary warehouse location in Los Angeles, CA. These activities are scheduled to be complete in the third quarter of 2013, and have resulted in additional costs charged to cost of sales and selling expenses in our statements of operations for both the second quarter and first six months of 2013. In addition, we believe resulting shipping disruptions to both our stores and customers may have negatively impacted sales.

We estimate the incremental costs incurred in connection with these activities were as follows for the periods indicated ($ in Millions):

	2013
	Second Quarter	Year-to-Date
Cost of sales	$0.3	$0.3
Selling expenses	2.6	4.0
Total	$2.9	$4.3
Although we anticipate a third quarter completion date, no assurance can be given that the implementation will not be delayed and if so, there will also be additional transition costs.
John Luttrell continued, “Information systems integration issues related to our new distribution facility were the primary causes for the added costs incurred in the second quarter. Start-up integration issues with the various information systems supporting the supply chain operation prevented our cut-over to the new facility and forced us to maintain added staffing. We also incurred added shipping and related costs, as a result of the delays. We believe that these issues will be corrected in the third quarter, when the transition process is expected to be completed. However, in the event there are further integration issues or if there are systems related disruptions in the future, we will most likely incur additional costs and reduced sales. Our updated 2013 Adjusted EBITDA outlook includes additional transition costs in the third quarter and it assumes completion of the transition in the same quarter. When this program is fully operational, we continue to expect to see cost reductions of $3.5 million to $4.5 million on an annual basis from the costs we incurred for these activites in 2012."
Explanation of Two Significant Non Operating Items
There were two non-operating items that substantially impacted our net loss for the second quarter.
These items were the following:
(1) Lion Capital holds 21.6 million warrants at $0.75 per share and as our share price increases the warrants become more valuable and we have to book an expense to recognize the increase in value of warrants. Conversely, when our share price decreases we have to book a gain to recognize a decrease in the value of warrants. Therefore, as our share price decreased during the second quarter of 2013, we booked a non-cash gain of $5.5 million as a result of a mark-to-market adjustment to our warrants. Although the income statement impacts associated with the warrants are appropriate and required under GAAP, they do not impact the operating performance of the company. Also, they do not represent obligations that will be settled with cash. Instead, these warrants will be reclassified to equity when exercised.
(2) We recorded a charge of $32.1 million due to our April 2013 refinancing activities, whereby we used the net proceeds from the private offering of $206 million in senior secured notes, along with borrowings from our new revolving credit facility with Capital One Leverage Finance Corp. to repay and terminate our existing loan and credit agreements with Lion Capital LLP and Crystal Financial LLC, respectively. In connection with this transaction, we wrote off deferred financing costs and debt discounts on the loans that were retired and we paid a termination fee of $2.4 million to Crystal Financial LLC for the early termination of their loan commitment. Thus, of the $32.1 million charge, $29.7 million did not represent a cash requirement to the Company.
Excluding these non-operating items from both periods, our net loss would have been $10.9 million in the second quarter 2013 compared to $13.9 million in the second quarter 2012.

Operating Results - Second Quarter 2013
Comparing the second quarter 2013 to the corresponding period last year, net sales increased 9% to $162.2 million on a 7% increase in comparable store sales in the retail and online business and a 16% increase in net sales in the wholesale business. The following delineates the components of the increases for the quarterly periods ended June 30, 2013 and as compared to the corresponding quarter of the prior year:

	2013 Second Quarter	2012 Second Quarter (1)
Comparable Store Sales	6%	14%
Comparable Online Sales	18%	28%
Comparable Retail & Online	7%	16%
Wholesale Net Sales	16%	10%
Total Net Sales	9%	13%
(1) Comparable store sales have been adjusted to exclude impact of extra leap-year day in 2012.
Gross profit of $83.9 million for the second quarter 2013 represented an increase of 6% from $79.0 million reported for the second quarter 2012. Gross margin decreased from 52.9% for the quarter ended June 30, 2012 to 51.7% for the quarter ended June 2013. The decrease in the gross margin was primarily due to stronger growth in our wholesale business, which has lower margins than our retail and online channels, and transition costs associated with our supply chain improvement efforts as discussed above.
Operating expenses of $85.8 million for the second quarter 2013 represented an increase of 8% from$79.7 million for the second quarter 2012. As a percent of revenue, operating expenses decreased from 53.4% for the quarter ended June 2012 to 52.9% for the quarter ended June 2013. The fixed cost leverage as a result of increased sales was somewhat offset by higher distribution labor and associated costs estimated at $2.6 million due to the changes to our supply chain operations as discussed above. In addition, we incurred $0.7 million in higher share-based compensation expenses and $.5 million in higher travel and supply expenses related to store improvement activities.
Adjusted EBITDA in the second quarter of 2013 improved to $7.9 million from $7.6 million in the second quarter of 2012. For a reconciliation of consolidated Adjusted EBITDA, a non-GAAP financial measure, to consolidated net income or loss, as applicable, please refer to the Table A.
Other expense for the second quarter 2013 was $35.0 million as compared with $13.4 million in the prior year quarter. The $21.6 million change in non-operating expenses was primarily the result of a loss on extinguishment of debt of $32.1 million as a result of our April 2013 refinancing. This was offset by an unrealized gain on the change in fair value of our warrants of $5.5 million for the quarter ended June 2013 as compared with an unrealized loss of $1.4 million in the prior year quarter.
Income tax provision in the second quarter 2013 was $0.6 million versus $1.1 million in the 2012 second quarter. In accordance with U.S. GAAP, we have discontinued recognizing potential tax benefits associated with current operating losses. As of June 30, 2013, we had available federal net operating loss carry forwards of approximately $95.6 million and unused federal and state tax credits of $24.5 million.
Net loss for the second quarter of 2013 was $37.5 million, or $0.34 per common share, compared to net loss for the second quarter of 2012 of $15.3 million, or $0.14 per common share. The 2013 second quarter includes a non-cash/non-operating gain of $5.5 million ($0.05 per common share) associated with a decrease in the fair value of outstanding warrants and non-operating loss of $32.1 million ($0.29 per common share) associated with the extinguishment of debt. Of the $32.1 million debt extinguishment charge, $29.7 million was a non-cash expense and $2.4 million was a cash expense. The 2012 second quarter includes a non-cash/non-operating charge of $1.4 million ($0.01 per common share) for the increase in the fair value of warrants. Excluding the non-cash and non-operating items from both periods, the adjusted net loss for the second quarter 2013 would have been $10.9 million, or $0.10 per share, compared to $13.9 million, or $0.13 per share, in the second quarter 2012.
Fully-diluted weighted average shares outstanding were 110.2 million in the second quarter of 2013 versus 105.9 million for the second quarter of 2012. As of August 1, 2013 there were approximately 110.3 million shares outstanding.
Capital expenditures during the second quarter of 2013 increased by $2.4 million to $6.3 million as compared with $3.9 million in the 2012 quarter as we substantially completed our RFID implementation activities and continued to invest in equipment for our new distribution center.
2013 EBITDA and Sales Guidance
For 2013, we updated our Adjusted EBITDA guidance to be in the range of $46 million to $51 million. This outlook assumes net sales between $652 million and $664 million. Raw material costs are estimated at current prices and foreign currency exchange rates are estimated to remain at current levels.
For a reconciliation of the forecasted guidance range of adjusted EBITDA to net loss, please refer to Table A.
About American Apparel
American Apparel is a vertically integrated manufacturer, distributor and retailer of branded fashion basic apparel based in downtown Los Angeles, California. As of August 1, 2013 American Apparel had approximately 10,000 employees and operated 245 retail stores in 20 countries, including the United States, Canada, Mexico, Brazil, United Kingdom, Ireland, Austria, Belgium, France, Germany, Israel, Italy, Netherlands, Spain, Sweden, Switzerland, Australia, Japan, South Korea and China. American Apparel also operates a global e-commerce site that serves over 60 countries worldwide at http://www.americanapparel.net. In addition, American Apparel also operates a leading wholesale business that supplies high quality T-shirts and other casual wear to distributors and screen printers.
Safe Harbor Statement
This press release, and other statements that the Company may make, may contain forward-looking statements. Forward-looking statements are statements that are not historical facts and include statements regarding, among other things, the Company's future financial condition, results of operations and plans and the Company's prospects, expectations, goals and strategies for future growth, operating improvements and cost savings, including the costs and benefits of supply chain improvement efforts. Also statements regarding the timing of any of the foregoing efforts are forward looking statements including the timing of the transition to the Company's new supply chain operation. Such forward-looking statements are based upon the current beliefs and expectations of American Apparel's management, but are subject to risks and uncertainties, which could cause actual results and/or the timing of events to differ materially from those set forth in the forward-looking statements, including, among others: the ability to generate sufficient liquidity for operations and debt service; changes in the level of consumer spending or preferences or demand for the Company's products; increasing competition, both in the U.S. and internationally; the evolving nature of the Company's business; the Company's ability to hire and retain key personnel and the Company's relationship with its employees; suitable store locations and the Company's ability to attract customers to its stores; the availability of store locations at appropriate terms and the Company's ability to identify and negotiate new store locations effectively and to open new stores and expand internationally; effectively carrying out and managing the Company's strategy, including growth and expansion both in the U.S. and internationally and the transition of supply chain activities to the Company's new facility; disruptions in the global financial markets; failure to maintain the value and image of the Company's brand and protect its intellectual property rights; declines in comparable store sales and wholesale revenues; financial nonperformance by the Company's wholesale customers; the adoption of new accounting pronouncements or changes in interpretations of accounting principles; seasonality of the business; consequences of the Company's significant indebtedness, including the Company's relationships with its lenders and the Company's ability to comply with its debt agreements, including the risk of acceleration of borrowings thereunder as a result of noncompliance; the Company's ability to generate cash flow to service its debt; the Company's liquidity and losses from operations including those associated with its supply chain; the Company's ability to develop and implement plans to improve its operations and financial position; costs of materials and labor, including increases in the price of yarn and the cost of certain related fabrics; the Company's ability to pass on the added cost of raw materials to its wholesale and retail customers; the Company's ability to improve manufacturing efficiency at its production facilities; the Company's ability to effectively manage inventory and inventory reserves; location of the Company's facilities in the same geographic area; manufacturing, supply or distribution difficulties or disruptions including those associated with transition activities related to the Company's new distribution center; risks of financial nonperformance by customers; investigations, enforcement actions and litigation, including exposure from which could exceed expectations; compliance with or changes in U.S. and foreign government laws and regulations, legislation and regulatory environments, including environmental, immigration, labor and occupational health and safety laws and regulations; costs as a result of operating as a public company; interest rate and foreign currency risks; loss of U.S. import protections or changes in duties, tariffs and quotas and other risks associated with international business including disruption of markets and foreign supply sources and changes in import and export laws; technological changes in manufacturing, wholesaling, or retailing; the Company's ability to upgrade its information technology infrastructure and other risks associated with the systems that are used to operate the Company's online retail operations and manage the Company's other operations; adverse changes in its credit ratings and any related impact on financing costs and structure; general economic and industry conditions, including U.S. and worldwide economic conditions; disruptions due to severe weather or climate change; and other risks detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Report on Form 10-K for the year ended December 31, 2012 and Form 10-Q for the quarter ended June 30, 2013. The Company's filings with the SEC are available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward- looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.
Contacts:
John J. Luttrell
Chief Financial Officer
(213) 488-0226

John Rouleau
Managing Director,ICR, Inc.
John.Rouleau@icrinc.com
(203) 682-8342

AMERICAN APPAREL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts and shares in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net sales	$162,236	$149,462	$300,296	$282,122

Cost of sales	78,366	70,426	143,558	133,030

Gross profit	83,870	79,036	156,738	149,092

Operating expenses	85,784	79,745	169,129	159,596

Loss from operations	(1,914)	(709)	(12,391)	(10,504)

Interest expense	8,220	10,267	19,434	19,820
Foreign currency transaction loss	158	1,776	871	826
Unrealized (gain) loss on change
in fair value of warrants	(5,498)	1,377	18,147	2,028
Loss (gain) on extinguishment of debt	32,101	—	32,101	(11,588)
Other (income) expense	(11)	24	(16)	152

Loss before income taxes	(36,884)	(14,153)	(82,928)	(21,742)
Income tax provision	620	1,119	1,087	1,421

Net Loss	$(37,504)	$(15,272)	$(84,015)	$(23,163)

Loss per share, basic and diluted	$(0.34)	$(0.14)	$(0.76)	$(0.22)

Weighted average shares outstanding, basic and diluted	110,241	105,924	110,080	105,810

AMERICAN APPAREL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(unaudited)

	June 30, 2013	December 31, 2012
ASSETS
CURRENT ASSETS
Cash	$7,344	$12,853
Trade accounts receivable, net of allowances	26,451	22,962
Prepaid expenses and other current assets	12,577	9,589
Inventories, net	172,629	174,229
Restricted cash	—	3,733
Income taxes receivable and prepaid income taxes	304	530
Deferred income taxes, net of valuation allowance	409	494
Total current assets	219,714	224,390
PROPERTY AND EQUIPMENT, net	67,867	67,778
DEFERRED INCOME TAXES, net of valuation allowance	1,133	1,261
RESTRICTED CASH	1,955	—
OTHER ASSETS, net	44,653	34,783
TOTAL ASSETS	$335,322	$328,212
LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
CURRENT LIABILITIES
Cash overdraft	$4,117	$—
Revolving credit facilities and current portion of long-term debt	38,716	60,556
Accounts payable	31,534	38,160
Accrued expenses and other current liabilities	45,718	41,516
Fair value of warrant liability	35,388	17,241
Income taxes payable	2,075	2,137
Deferred income tax liability, current	239	296
Current portion of capital lease obligations	1,689	1,703
Total current liabilities	159,476	161,609
LONG-TERM DEBT, net of unamortized discount	200,238	110,012
CAPITAL LEASE OBLIGATIONS, net of current portion	2,408	2,844
DEFERRED TAX LIABILITY	246	262
DEFERRED RENT, net of current portion	19,308	20,706
OTHER LONG-TERM LIABILITIES	10,996	10,695
TOTAL LIABILITIES	392,672	306,128

STOCKHOLDERS' (DEFICIT) EQUITY
Common stock	11	11
Additional paid-in capital	183,892	177,081
Accumulated other comprehensive loss	(4,955)	(2,725)
Accumulated deficit	(234,141)	(150,126)
Less: Treasury stock	(2,157)	(2,157)
TOTAL STOCKHOLDERS' (DEFICIT) EQUITY	(57,350)	22,084
TOTAL LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY	$335,322	$328,212

AMERICAN APPAREL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(unaudited)

	Six Months Ended June 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Cash received from customers	$297,293	$280,131
Cash paid to suppliers, employees and others	(307,554)	(285,400)
Income taxes (paid) refunded	(724)	808
Interest paid	(5,067)	(3,868)
Other	30	(133)
Net cash used in operating activities	(16,022)	(8,462)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(13,637)	(7,599)
Proceeds from sale of fixed assets	30	70
Restricted cash	1,756	(5,932)
Net cash used in investing activities	(11,851)	(13,461)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash overdraft	4,117	591
Repayments of expired revolving credit facilities, net	(28,513)	(48,324)
Borrowings under current revolving credit facilities, net	29,830	42,878
(Repayments) borrowings of term loans and notes payable	(25,507)	29,994
Repayment of Lion term loan	(144,149)	—
Issuance of Senior Secured Notes	199,820	—
Payments of debt issuance costs	(11,651)	(4,699)
Repayments of capital lease obligations	(1,081)	(572)
Net cash provided by financing activities	22,866	19,868

EFFECT OF FOREIGN EXCHANGE RATE ON CASH	(502)	(461)

NET DECREASE IN CASH	(5,509)	(2,516)
CASH, beginning of period	12,853	10,293
CASH, end of period	$7,344	$7,777

AMERICAN APPAREL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
(Amounts in thousands)
(unaudited)

	Six Months Ended June 30,
	2013	2012
RECONCILIATION OF NET LOSS TO NET CASH USED IN OPERATING ACTIVITIES
Net loss	$(84,015)	$(23,163)
Depreciation and amortization of property and equipment, and other assets	12,417	11,502
Retail store impairment	78	129
Loss on disposal of property and equipment	15	20
Share-based compensation expense	6,816	4,384
Unrealized loss on change in fair value of warrants	18,147	2,028
Amortization of debt discount and deferred financing costs	3,126	5,250
Loss (gain) on extinguishment of debt	32,101	(11,588)
Accrued interest paid-in-kind	4,653	10,702
Foreign currency transaction loss	871	826
Allowance for inventory shrinkage and obsolescence	1,346	(288)
Bad debt expense	301	23
Deferred income taxes	39	(58)
Deferred rent	(1,120)	(417)
Changes in cash due to changes in operating assets and liabilities:
Trade accounts receivables	(3,304)	(2,015)
Inventories	(1,809)	4,557
Prepaid expenses and other current assets	(4,040)	(2,917)
Other assets	(3,737)	(3,902)
Accounts payable	(5,562)	72
Accrued expenses and other liabilities	7,364	(5,828)
Income taxes receivable/payable	291	2,221
Net cash used in operating activities	$(16,022)	$(8,462)

AMERICAN APPAREL, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION
(Amounts in thousands)
(unaudited)
The following table presents key financial information for American Apparel's business segments before unallocated corporate expenses:

	Three Months Ended June 30 2013
	U.S. Wholesale	U.S. Retail	Canada	International	Consolidated
Net sales to external customers	$51,977	$51,164	$15,452	$43,643	$162,236
Gross profit	13,993	33,302	9,347	27,228	83,870
Income from segment operations	5,550	525	1,153	3,038	10,266
Depreciation and amortization	1,790	3,089	448	1,059	6,386
Capital expenditures	1,411	4,090	247	535	6,283
Deferred rent expense (benefit)	18	(564)	(82)	(44)	(672)

	Three Months Ended June 30, 2012
	U.S. Wholesale	U.S. Retail	Canada	International	Consolidated
Net sales to external customers	$43,430	$48,121	$15,041	$42,870	$149,462
Gross profit	11,951	31,328	9,393	26,364	79,036
Income from segment operations	5,987	437	105	3,550	10,079
Depreciation and amortization	1,611	2,682	374	983	5,650
Capital expenditures	2,109	410	304	1,086	3,909
Retail store impairment	—	—	129	—	129
Deferred rent expense (benefit)	47	(277)	(50)	(129)	(409)

	Six Months Ended June 30, 2013
	U.S. Wholesale	U.S. Retail	Canada	International	Consolidated
Net sales to external customers	$95,803	$95,508	$27,809	$81,176	$300,296
Gross profit	26,014	62,493	16,767	51,464	156,738
Income (loss) from segment operations	10,715	(1,922)	501	4,069	13,363
Depreciation and amortization	3,393	6,059	881	2,084	12,417
Capital expenditures	4,487	6,990	430	1,730	13,637
Retail store impairment	—	78	—	—	78
Deferred rent expense (benefit)	38	(776)	(213)	(169)	(1,120)

	Six Months Ended June 30, 2012
	U.S. Wholesale	U.S. Retail	Canada	International	Consolidated
Net sales to external customers	$84,765	$90,730	$28,379	$78,248	$282,122
Gross profit	23,709	59,616	16,461	49,306	149,092
Income (loss) from segment operations	12,513	(2,667)	(2,609)	4,147	11,384
Depreciation and amortization	3,349	5,327	713	2,113	11,502
Capital expenditures	3,202	1,854	816	1,727	7,599
Retail store impairment	—	—	129	—	129
Deferred rent expense (benefit)	96	(160)	(98)	(255)	(417)

AMERICAN APPAREL, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION (continued)
(Amounts in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Reconciliation to Income (Loss) before Income Taxes	2013	2012	2013	2012
Income from segment operations	$10,266	$10,079	$13,363	$11,384
Unallocated corporate expenses	(12,180)	(10,788)	(25,754)	(21,888)
Interest expense	(8,220)	(10,267)	(19,434)	(19,820)
Foreign currency transaction loss	(158)	(1,776)	(871)	(826)
Unrealized loss (gain) on change in fair value of warrants	5,498	(1,377)	(18,147)	(2,028)
Loss (gain) on extinguishment of debt	(32,101)	—	(32,101)	11,588
Other income (expense)	11	(24)	16	(152)
Consolidated loss before income taxes	$(36,884)	$(14,153)	$(82,928)	$(21,742)

	Three Months Ended June 30,		Six Months Ended June 30,
Net sales to external customers	2013	2012	2012	2011

U.S. Wholesale
Wholesale	$43,219	$36,598	$77,927	$70,518
Online consumer	8,758	6,832	17,876	14,247
Total	$51,977	$43,430	$95,803	$84,765

U.S. Retail	$51,164	$48,121	$95,508	$90,730

Canada
Wholesale	$3,613	$3,379	$6,192	$6,234
Retail	11,231	11,175	20,343	21,095
Online consumer	608	487	1,274	1,050
Total	$15,452	$15,041	$27,809	$28,379

International
Wholesale	$2,631	$2,848	$4,572	$5,070
Retail	35,899	34,900	66,351	63,603
Online consumer	5,113	5,122	10,253	9,575
Total	$43,643	$42,870	$81,176	$78,248

Consolidated
Wholesale	$49,463	$42,825	$88,691	$81,822
Retail	98,294	94,196	182,202	175,428
Online consumer	14,479	12,441	29,403	24,872
Total	$162,236	$149,462	$300,296	$282,122

Table A
American Apparel, Inc. and Subsidiaries
Calculation and Reconciliation of Consolidated Adjusted EBITDA
(Amounts in thousands)
(unaudited)
In addition to its GAAP results, American Apparel considers non-GAAP measures of its performance. Adjusted EBITDA, as defined below, is an important supplemental financial measure of American Apparel's performance that is not required by, or presented in accordance with, GAAP. EBITDA represents net income (loss) before income taxes, interest expense and depreciation and amortization. Consolidated Adjusted EBITDA represents EBITDA further adjusted for other expense (income), foreign currency loss (gain), retail store impairment, and share based compensation expense. American Apparel's management uses Adjusted EBITDA as a financial measure to assess the ability of its assets to generate cash sufficient to pay interest on its indebtedness, meet capital expenditure and working capital requirements, pay taxes, and otherwise meet its obligations as they become due. American Apparel's management believes that the presentation of Adjusted EBITDA provides useful information regarding American Apparel's results of operations because they assist in analyzing and benchmarking the performance and value of American Apparel's business. American Apparel believes that Adjusted EBITDA is useful to stockholders as a measure of comparative operating performance, as it is less susceptible to variances in actual performance resulting from depreciation and amortization and more reflective of changes in pricing decisions, cost controls and other factors that affect operating performance.

Adjusted EBITDA also is used by American Apparel's management for multiple purposes, including:

•	to calculate and support various coverage ratios with American Apparel's lenders

•	to allow lenders to calculate total proceeds they are willing to loan to American Apparel based on its relative strength compared to its competitors

•
to more accurately compare American Apparel's operating performance from period to period and company to company by eliminating differences caused by variations in capital structures (which affect relative interest expense), tax positions and amortization of intangibles.

In addition, Adjusted EBITDA is an important valuation tool used by potential investors when assessing the relative performance of American Apparel in comparison to other companies in the same industry. Although American Apparel uses Adjusted EBITDA as a financial measure to assess the performance of its business, there are material limitations to using a measure such as Adjusted EBITDA, including the difficulty associated with using it as the sole measure to compare the results of one company to another and the inability to analyze significant items that directly affect a company's net income (loss) or operating income because it does not include certain material costs, such as interest and taxes, necessary to operate its business. In addition, American Apparel's calculation of Adjusted EBITDA may not be consistent with similarly titled measures of other companies and should be viewed in conjunction with measures that are computed in accordance with GAAP. American Apparel's management compensates for these limitations in considering Adjusted EBITDA in conjunction with its analysis of other GAAP financial measures, such as net income (loss).

Table A (continued)
American Apparel, Inc. and Subsidiaries
Calculation and Reconciliation of Consolidated Adjusted EBITDA
(Amounts in thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2013		June 30, 2013
	2013	2012	2013	2012
Net Loss	$(37,504)	$(15,272)	$(84,015)	$(23,163)
Income tax provision	620	1,119	1,087	1,421
Interest expense	8,220	10,267	19,434	19,820
Depreciation and amortization	6,386	5,650	12,417	11,502
Unrealized (gain) loss on change in fair value of warrants	(5,498)	1,377	18,147	2,028
Unrealized loss (gain) on extinguishment of debt	32,101	—	32,101	(11,588)
Share-based compensation expense	3,263	2,542	6,810	4,384
Foreign currency transaction loss	158	1,776	871	826
Retail store impairment	—	129	78	129
Other adjustments	125	30	248	147
Consolidated Adjusted EBITDA	$7,871	$7,618	$7,178	$5,506

The following table reflects the forecasted guidance range for 2013 for Adjusted EBITDA and reconciles such Adjusted EBITDA guidance to net loss:

	(Amounts in millions)
	Twelve Months Ended December 31, 2013
	Low End Range	High End Range
Net income (loss)	$(81)	$(76)
Income tax provision	3	3
Interest and other expense, net	87	87
Depreciation and amortization	25	25
Share-based compensation expense	12	12
Consolidated Adjusted EBITDA	$46	$51